UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2012

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Delaware	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On January 25, 2013, Premier Alliance Group, Inc. (the “Registrant”) entered into Subscription Agreements to issue and sell to accredited investors an aggregate of an additional 3,955 shares of the Registrant’s newly designated 8% Series D Convertible Preferred Stock (the “Preferred Stock”) and warrants to purchase 1,318,363 shares of the Registrant’s common stock (the “Common Stock”) exercisable during the five-year period commencing on the date of issuance at $1.125 per share (the “Warrants”).

This offering resulted in net proceeds to us of approximately $3,557,950 after deducting fees and expenses totaling $397,050.  The placement agent, a FINRA registered broker-dealer, in connection with the financing received a cash fee totaling $395,500 and will receive warrants to purchase up to 527,334 shares of common stock at an exercise price of $1.125 per share as compensation. The Preferred Stock and the Warrants were offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

The Preferred Stock.  Each holder of Preferred Stock has the rights, preferences and privileges set forth in the Certificate of Designations authorized by the Registrant's board of directors and filed with the Secretary of State of the State of Delaware on December 21, 2012 and as corrected with the Secretary of State of the State of Delaware on January 10, 2013. The Preferred Stock has a par value of $0.001 per share and the board authorized up to 15,000 shares.   The Preferred Stock (a) ranks senior to the Registrant’s outstanding Common Stock and the Company’s outstanding 7% Series B Convertible Preferred Stock and is on a parity with the Company’s outstanding 7% $2.10 Series C Preferred Stock; (b) is convertible into shares of the Common Stock at an initial conversion price of $0.75 per shares of Common Stock, subject to certain adjustments, (c) pays 8% interest per annum, payable annually in cash or shares of Common Stock, at the Company’s option, (d) provides the holder with veto power over certain corporate activities, including the designation of any senior securities, any liquidation of corporate assets, a change in control of the Company, the payment of dividends, or a change in the nature of the Company’s business, and (e) is redeemable, at the election of the Registrant, in the event the volume weighted average price of the Common Stock based on the closing price on the exchange in which the same is traded, shall exceed $2.50 for any 30 consecutive trading days (which $2.50 shall be adjusted for Common Stock dividends and Common Stock splits.

The Warrants.  On January 25, 2013, pursuant to the Subscription Agreements, the Registrant issued Warrants to purchase up to an aggregate of 1,318,363 shares of Common Stock.  The Warrants are exercisable during the five-year period beginning January 25, 2013 at an exercise price of $1.125 per share.  Additionally, the Registrant issued the placement agent a warrant to purchase 527,334 shares of common stock at an exercise price of $1.125 per share as compensation

The Offering To Date.  The Registrant has now sold 11,001 of its newly designated 8% Series D Convertible Preferred Stock to accredited investors resulting in net proceeds of $9,792,850 to the Company and issued warrants to these investors totaling 3,667,048.  In addition, to date, the placement agent has received cash fees totaling $1,100,100 and warrants to purchase up to 1,466,801 shares of common stock at an exercise price of $1.125 per share as compensation.

The description of the private placement described in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the form of Subscription Agreement and the form of Warrant filed as Exhibit 10.1 and Exhibit 10.2 the Current Report on

Form 8-K dated December 26, 2012, and the form of Certificate of Designations filed herewith (collectively, the “Transaction Documents”), all of which are incorporated herein by reference. The forms of the Transaction Documents have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company. The Transaction Documents contain certain representations, warranties and indemnifications resulting from any breach of such representations or warranties. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts because they were made only as of the respective dates of the Transaction Documents. In addition, information concerning the subject matter of the representations and warranties may change after the respective dates of the Transaction Documents, and such subsequent information may not be fully reflected in the Company’s public disclosures.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.  The investors in that financing met the accredited investor definition of Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”).  The offer and sale of the Preferred Stock and Warrants in the offering were made in reliance on the exemption from registration afforded under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.  The Offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.  This current report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exhibit Description

4.1	Corrected Certificate of Designation
10.1	Form of Subscription Agreement (1)
10.2	Form of Warrant (1)

(1)	Incorporated by reference from the Company’s Current Report on Form 8-K dated December 26, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PREMIER ALLIANCE GROUP, INC.
/s/ Mark S. Elliott
Dated: January 31, 2013	By:	Mark S. Elliott
Chief Executive Officer